UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 12, 2013

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of	(Commission File No)	(I.R.S. Employer
incorporation or organization)		Identification Number)

550 Hills Drive, 3rd Floor, Bedminster, NJ 07921

(Address of principal executive offices) (Zip Code)

(908) 450-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2013, the Board of Directors (the “Board”) of NPS Pharmaceuticals, Inc. (the “Company”) amended and restated the Company’s 2005 Omnibus Incentive Plan (the “Plan”) as described below amended the form of Stock Option Grant Agreement and adopted forms of Restricted Stock Unit Agreements pursuant to the Plan that will govern future grants under the Plan.  The four forms of Restricted Stock Unit Agreements are for non-employee directors and employees, including executive officers.

The material amendments to the Plan made by the amendment and restatement of the Plan are as follows:

•                  Increase, effective upon stockholder approval, the share reserve available for awards by 3,500,000 shares of common stock;

•                  Increase, effective upon stockholder approval, from 1.0 to 1.5 the number of shares of common stock by which each share of common stock subject to an award, other than an option or stock appreciation right, reduces the available share reserve;

•                  Increase, effective upon stockholder approval, from 1.0 to 1.5 the number of shares of common stock by which each share of common stock subject to an award, other than an option or stock appreciation right, that terminates by expiration, forfeiture, cancellation or otherwise without issuance of shares, is settled in cash in lieu of shares or is exchanged with the Board’s permission, increases the available share reserve; and

•                  Awards granted on or after February 13, 2013, will contain double trigger accelerated vesting provisions wherein after a change in control and (a) a material alteration of an award recipient’s job prospects followed by termination of the award recipient’s employment in accordance with the timing set forth in the Plan or (b) an award recipient’s involuntary termination of service for certain reasons other than death or permanent disability, the unvested awards immediately vest and will be exercisable until the later of (i) twenty-four months from the effective date of such termination or (ii) the time specified in the award agreement during which the award recipient’s award is exercisable following termination of service.

If the Company’s stockholders do not approve the amendments to the Plan described in the first three bullets above, the relevant provisions of the Plan currently in effect will continue in effect.

On February 12, 2013, the Board amended the form of Stock Option Grant Agreement to provide that in the event that the award recipient’s continuous service terminates due to the award recipient’s death or permanent disability, the unvested option shares shall vest and become exercisable on the award recipient’s date of death or permanent disability.

On February 12, 2013, the Board approved forms of Restricted Stock Unit Agreements.  Such Restricted Stock Unit Agreements set forth the terms and conditions on which shares of the Company’s common stock are earned by an award recipient.  Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock if the award recipient remains in continuous service through the relevant vesting date(s) set forth in the Restricted Stock Unit Agreement.

Under the forms of Restricted Stock Unit Agreements, grants of restricted stock will vest over time as follows:

•                  Awards to non-employee directors will vest on the first anniversary of the date of the award date if such non-employee director remains in continuous service.

•                  Awards to employees will vest (i) on the first anniversary of the date of the award date if such employee remains in continuous service, (ii) at the rate of 33.33% on each annual anniversary of the award date so long as the employee remains in continuous service or (iii) on the third anniversary of the date of the award date if such employee remains in continuous service.

Subject to the terms of the Plan, including, but not limited to, the double trigger accelerated vesting provisions described above, if, prior to vesting of the restricted stock units, an award recipient terminates his or her continuous service, then all of the unvested restricted stock units shall be immediately and irrevocably forfeited; provided, however, that upon the termination of continuous service due to death or permanent or total disability of an award recipient, all unvested restricted stock units shall become immediately vested.

The foregoing descriptions of the amendments to the Plan and Stock Option Grant Agreement and the forms of Restricted Stock Unit Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of our amended and restated Plan and the forms of Restricted Stock Unit Agreements and Stock Option Grant Agreement filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated 2005 Omnibus Incentive Plan of NPS Pharmaceuticals, Inc.

10.2	Form of Stock Option Grant Agreement

10.3	Form of Restricted Stock Unit Agreement for Non-Employee Directors

10.4	Form of Restricted Stock Unit Agreement for Employees

10.5	Form of Restricted Stock Unit Agreement for Employees

10.6	Form of Restricted Stock Unit Agreement for Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2013

NPS Pharmaceuticals, Inc.
(Registrant)

	By:	/s/ Edward Stratemeier
Edward Stratemeier
Senior Vice President, General Counsel and Secretary